SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 Current Report


     Pursuant to Section 13 or 15(d) of the Secutities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 13, 1996


                               Porta Systems Corp
             (Exact name of Registrant as Specified in its Charter)


         Delaware                         1-8191                 11-2203988
(State or other jurisdiction           (Commission             (IRS Employer
     of incorporation)                   File No.)           Identification No.)


                 575 Underhilll Blvd., Syosset, New York 11791
                    (Address of Principal Executive Office)


       Registrant's telephone number, including area code: (516) 364-9300

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Item 2. Acquisition or Disposition of Assets.

     On March 13, 1996, the Company sold the assets of its fiber optics management and component business segment to Augat Inc. for $7.9 million and assumption by the buyer of approximately $1.4 million of certain liabilities. The Company received, at closing $6.8 million. The balance of $1.1 million was placed in escrow and will be released over the next twelve months based on the satisfaction of certain conditions, including a final valuation of the assets sold. The Company's fiber optics business, which included the fiber optics business conducted through its subsidiaries, Aster Corporation and Aster (Ireland) Limited, generated approximately $6.5 million of revenue in 1995. The sale proceeds were used to reduce the Company's outstanding senior debt and to provide working capital for the Company's other operations. The sale of the fiber optics business permitted the Company to close two facilities (Massachusetts and Ireland) and to reduce its level of personnel significantly.

Item 5. Other Events.

     Exchange Offer

     On November 30, 1995, the Company made an offer (the "Exchange Offer") to the holders of the Company's 6% convertible subordinated debentures due 2002 (the "Debentures"). Pursuant to the Exchange Offer, the Company agreed to issue 97 shares of the Company's common stock and $767.22 principal amount of its new Zero Coupon Senior Subordinated Convertible Notes due January 2, 1998 (the "Notes") for each $1,000 principal amount Debentures exchanged. As of March 25, 1996, approximately 80% of the outstanding Debentures had been exchanged.

     As a result of the Exchange Offer, as of March 25, 1996, the Company issued Notes in the aggregate principal amount of $22.1 million and issued 2.8 million shares of Common Stock in exchange for Debentures in the principal amount of $28.8 million. As of such date, the principal amount of Debentures remaining outstanding was $7.3 million. The Company is in default on payment of interest on the Debentures which were not exchanged. The Company has no past or ongoing interest obligation respect to either Notes issued or the Debentures which were exchanged. The aggregate annual interest obligation on the Debentures which had been converted at March 25, 1996 is approximately $1.7 million. The Exchange Offer is continuing.

     Amendment and Extension of Loan Agreement

     On March 13, 1996, the Company amended and extended its Loan and Security Agreement (the "Loan Agreement" and the amendment of the Loan Agreement, the "Amendment") with its senior lender, Foothill Capital Corporation ("Foothill"). Pursuant to the Amendment, the term of the Loan Agreement and the maturity date of notes issued to Foothill pursuant to the Loan Agreement were extended from November 30, 1996 to November 30, 1998 and events of defaults as of the date of the Amendment were waived by Foothill. In addition, the Loan Agreement, as amended, provides for a $2.0 million revolving line of credit and a $7.0 million letter of credit and letters of credit guarantee facility. This facility is limited to a borrowing base that is equal to 80% of eligible accounts receivable and 60% of eligible inventory. Interest will be charged on all outstanding borrowings (except for undrawn letters of credit and letters of credit guarantees) at 12% per annum. The Loan Agreement, as amended, requires facility fees of $600,000 annually, payable at a rate of $50,000 per month commencing on November 30, 1996 and continuing to the end of the Loan Agreement. The Amendment also provided for the deferral to November 30, 1998, of certain fees, some of which were represented by fee notes, aggregating approximately $3.1 million, which were due during 1995 and 1996.

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     The Amendment  provides for  amortization of the principal of the term loan commencing on June 30, 1997 as follows: $250,000 on each of June 30, 1997, September 30, 1997 and on December 31, 1997, and $325,000 on each of March 31, 1998 and on the last day of each quarter hereafter during the term of the Loan Agreement. The Loan Agreement, as amended, also requires the Company to make additional  principal  paydowns,  beginning  with  June  30,  1997,  based on an
"Adjusted  Cash  Flow  Amount"  formula  calculation.   In  addition,  the  Loan
Agreement, includes an interest coverage ratio measured quarterly beginning with the quarter ending June 30, 1996. In connection with the Amendment, the Company issued to Foothill, Warrants to purchase 1,000,000 shares of Common Stock at $1.00 per share.

Item 7. Financial Statements and Exhibits.

     (c) Exhibits

     1. Asset Purchase Agreement dated as of March 6, 1996 by and among Augat Inc., Porta Systems Corp. and certain of its Subsidiaries.(1)

     2. Amendment Number Three to Amended and Restated Loan and Security Agreement dated March 12, 1996, between the Company and Foothill Capital Corporation.(1)

     3. Indenture dated as of November 30, 1995, between the Company and American Stock Transfer & Trust Company.(1)

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(1)  To be filed as an exhibit to the Company's  Form 10-K Annual Report for the year ended December 31, 1995.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                PORTA SYSTEMS CORP.

                                                EDWARD B. KORNFELD
Date: March 28, 1996

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